                       THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF MARYLAND
                              (GREENBELT DIVISION)

                                                       *
IN RE:
                                                       *
NATIONAL ENERGY & GAS TRANSMISSION, INC. (F/K/A PG&E       Case No.: 03-30459 (PM) and 03-30461 (PM)
NATIONAL ENERGY GROUP, INC.), ET AL.                   *   through 03-30464 (PM) and 03-30686 (PM)
                                                           through 03-30687 (PM)
                                                       *   Chapter 11
                  DEBTORS.                                 (Jointly Administered under
                                                       *   Case No.: 03-30459 (PM))

*    *    *    *    *    *    *    *    *    *    *    *    *    *    *    *    *    *    *    *    *








                         MODIFIED THIRD AMENDED PLAN OF
                      REORGANIZATION FOR NATIONAL ENERGY &
                  GAS TRANSMISSION, INC. (CASE NO. 03-30459-PM)



                              Dated: April 28, 2004



                                                 Willkie Farr & Gallagher LLP
                                                 787 Seventh Avenue
                                                 New York, New York  10019-6099
                                                 (212) 728-8000

                                                 -and-

                                                 WHITEFORD TAYLOR & PRESTON LLP
                                                 Seven Saint Paul Street, Suite
                                                 1400 Baltimore, Maryland 21202
                                                 (410) 347-8700

                                                 Attorneys for the Debtor and
                                                 Debtor-in-Possession

                                TABLE OF CONTENTS



ARTICLE I.      DEFINITIONS..............................................................................1
ARTICLE II.     UNCLASSIFIED CLAIMS.....................................................................20
ARTICLE III.    CLASSIFICATION OF CLAIMS AND INTERESTS..................................................22
ARTICLE IV.     TREATMENT OF CLASSES OF CLAIMS AND INTERESTS............................................23
ARTICLE V.      MEANS OF IMPLEMENTATION OF THE PLAN.....................................................26
ARTICLE VI.     TREATMENT OF CLAIMS AND DISTRIBUTIONS UNDER PLAN........................................36
ARTICLE VII.    EXECUTORY CONTRACTS AND UNEXPIRED LEASES................................................41
ARTICLE VIII.   DISCHARGE, RELEASE, INDEMNIFICATION, ABANDONMENT, AND SETTLEMENT OF CLAIMS..............43
ARTICLE IX.     CONDITIONS TO CONFIRMATION AND EFFECTIVE DATE...........................................50
ARTICLE X.      ADMINISTRATIVE PROVISIONS...............................................................53

                       THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF MARYLAND
                              (GREENBELT DIVISION)

                                                        *

IN RE:                                                  *

NATIONAL ENERGY & GAS TRANSMISSION, INC. (F/K/A PG&E    *   Case No.: 03-30459 (PM)
NATIONAL ENERGY GROUP, INC.)                                Chapter 11
                                                        *
                  DEBTOR.
                                                        *

*   *   *   *   *   *   *   *   *   *   *   *   *   *   *   *   *   *   *   *   *   *   *   *   *   *



                  MODIFIED THIRD AMENDED PLAN OF REORGANIZATION

         National Energy & Gas Transmission, Inc., the debtor and debtor in possession in the above captioned chapter 11 case, hereby proposes this Modified Third Amended Plan of Reorganization: ARTICLE I.

                                   DEFINITIONS

         As used in the Plan, the following terms have the respective meanings specified below (such meanings to be equally applicable to both the singular and the plural, and masculine and feminine forms of the terms defined):

         1.01. "Additional Excess Cash" means Cash proceeds of the Sale Transactions (net of any transaction fees and expenses) as and when received by the Reorganized Debtor (including amounts released from escrow) to be applied first, to any amounts then required under any working capital facility under which the Debtor is an obligor to repay and satisfy outstanding obligations thereunder; and, thereafter, to be applied to any amounts necessary to fund Cash On Hand, and the Debtor's outstanding obligations under the New Tranche A Notes and the New Tranche B Notes.

         1.02. "Additional Sale Distributions" means distributions out of net proceeds of certain sales of assets or equity interests of the Reorganized Debtor or certain of its subsidiaries other than the Sale Transactions, which sales occur within one year of the Effective Date.

         1.03. "Administrative Bar Date" means the date specified pursuant to
Section 2.02 of the Plan, or such other date as may be fixed by order of the Bankruptcy Court, by which an Administrative Claim must be filed with the Bankruptcy Court.

         1.04. "Administrative Claim" means a Claim for payment of costs or expenses of administration specified in sections 503(b) and 507(a)(1) and (b) of the Bankruptcy Code, other than a Fee Claim.

         1.05. "Affiliate Debtors" means the debtors and debtors in possession in the Chapter 11 Cases other than the Debtor.

         1.06. "Allowed" means a Claim: (a) either (i) proof of which has been timely filed with the Bankruptcy Court or has been deemed timely filed by a Final Order; or (ii) if not so filed, scheduled by the Debtor in the Schedules other than as disputed, contingent or unliquidated or as set forth on Schedule
4.03 hereto; and (b) allowed by a Final Order, by this Plan, or because no party in interest timely has filed an objection, filed a motion to equitably subordinate, or otherwise sought to limit recovery on such Claim. An Allowed Claim shall not include interest accruing after the Petition Date on the amount of any Claim except as expressly provided herein.

         1.07. "Allowed [Class Designation/Type] Claim" means a Claim that is Allowed in a specified class or of a specified type.

         1.08. "Avoidance Action" means an action pursuant to section 510, 544, 545, 547, 548, 549, 550, or 553 of the Bankruptcy Code brought by or on behalf of the Debtor against an Insider of the Debtor.

         1.09. "Bankruptcy Code" means sections 101, et seq. of title 11 of the United States Code, as now in effect or hereafter amended.

         1.10. "Bankruptcy Court" means the United States Bankruptcy Court for the District of Maryland or any other court or adjunct thereof exercising competent jurisdiction.

         1.11. "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure, as amended from time to time, and the Local Rules of the Bankruptcy Court, as applicable to the Chapter 11 Cases.

         1.12. "Bar Date" means January 9, 2004, or such other date established by the Bankruptcy Court as the last date for filing proofs of pre-Petition Date Claims against the Debtor.

         1.13. "Business Day" means any day other than Saturday, Sunday or a "legal holiday" as such term is defined in Bankruptcy Rule 9006(a).

         1.14. "Cash" means cash and cash equivalents, including but not limited to bank deposits, checks, and other similar items.

         1.15. "Cash On Hand" means Cash available for use by the Debtor in the operation and/or winddown of its business, net of any Cash necessary to make Distributions to holders of Administrative Claims, Fee Claims, Secured Claims, Priority Claims, and Priority Tax Claims (or, in the case of those of such Claims that are contingent Claims, unliquidated Claims or Disputed Claims, to establish appropriate reserves), that is not subject to any secured claims, interests, Liens, or encumbrances other than any Liens created pursuant to the New Indentures and any working capital facility.

         1.16. "Catch-Up Distribution" means a distribution of Cash and/or Non-Cash Consideration, as the case may be, to the holder of an Allowed Claim in Class 3 that was a Disputed Claim as of the Initial Distribution Date or, if applicable, the most recent Interim Distribution Date, and on account of which such holder is entitled to a Distribution under the Plan.

         1.17. "Causes of Action" means any and all claims, causes of action, demands, rights, actions, suits, damages, injuries, remedies, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses and franchises of any kind or character whatsoever, known, unknown, accrued or to accrue, contingent or non-contingent, matured or unmatured, suspected or unsuspected, foreseen or unforeseen, whether arising before, on or after the Petition Date, in contract or in tort, in law or in equity, or under any other theory of law, whether asserted or assertable directly or derivatively in law or equity or otherwise by way of claim, counterclaim, cross-claim, third party action, action for indemnity or contribution or otherwise.

         1.18. "Chapter 11 Cases" means these cases under chapter 11 of the Bankruptcy Code concerning the Debtor and the Affiliate Debtors, jointly administered under Case No. 03-30459 (PM).

         1.19. "Claim" means a claim against the Debtor, as such term is defined in section 101(5) of the Bankruptcy Code.

         1.20. "Class" means a group of Claims or Interests as classified under the Plan.

         1.21. "Closing Date" means the date or dates, if any, upon which any or all of the Sale Transactions are consummated.

         1.22. "Confirmation Date" means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the Bankruptcy Court's docket.

         1.23. "Confirmation Hearing" means the hearing pursuant to which the Bankruptcy Court enters the Confirmation Order.

         1.24. "Confirmation Order" means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

         1.25. "Consolidated Group" means any consolidated, combined, unitary or other joint filing group for federal, state or local income or franchise tax purposes.

         1.26. "Creditor" means an Entity that holds a Claim. For the avoidance of doubt, US Gen New England, Inc. and its direct and indirect subsidiaries are not Creditors for purposes of Section 8.01(e) hereof.

         1.27. "Creditors' Committee" means the Official Committee of Unsecured Creditors first appointed for the Debtor by the United States Trustee on July 17, 2003, as subsequently reconstituted and as it may be further reconstituted from time to time.

         1.28. "Debtor" means National Energy & Gas Transmission, Inc., formerly known as PG&E National Energy Group, Inc.

         1.29. "Disbursing Agent" means the Reorganized Debtor or an entity or entities appointed by the Debtor or Reorganized Debtor, as the case may be, to serve as an agent in connection with distributions under the Plan.

         1.30. "Disclosure Statement" means the disclosure statement respecting the Plan approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

         1.31. "Disputed Claim" means a Claim (or any portion thereof) as to which: (a) an objection has been timely filed, and such objection has not been:
(i) withdrawn, or (ii) overruled or denied in whole by a Final Order; (b) before the deadline for an objection to the Claim to be filed, the amount of the Claim specified in the applicable proof of Claim exceeds the amount of any corresponding Claim scheduled by the Debtor in the Schedules as being neither disputed nor contingent or no such amount is scheduled as being neither disputed nor contingent; (c) there is a dispute as to classification of the Claim; (d) there is a dispute as to the appropriate estimated amount of such Claim under section 502(c) of the Bankruptcy Code; or (e) the Claim is contingent or unliquidated.

         1.32. "Disputed Claims Reserve" means the reserve established pursuant to Section 6.02 of the Plan for the benefit of the holders of Disputed Claims in Class 3.

         1.33. "Distribution" means the distribution in accordance with the Plan of Cash or other property, as the case may be.

         1.34. "Distribution Address" means the last known address of a Creditor, whether derived from the Schedules, a proof of claim filed with the Court or other written notification to the Debtor as to where a Distribution under a Plan is to be sent.

         1.35. "Distribution Date" means any date that is: (a) the Initial Distribution Date; (b) any Interim Distribution Date; or (c) the Final Distribution Date.

         1.36. "Effective Date" means a date to be determined by the Debtor that will be no later than fifteen (15) days after each of the conditions to the Effective Date has been satisfied or waived, provided that no stay of the Confirmation Order is then in effect.

         1.37. "Entity" means "entity" as defined in section 101(15) of the Bankruptcy Code.

         1.38. "Equipment Revolver" means that certain Credit Agreement, dated as of May 29, 2001, among PG&E National Energy Group Construction Company, LLC (n/k/a National Energy Construction Company, LLC ), the several banks and other financial institutions or entities from time to time parties thereto and Societe Generale, as Administrative Agent and Security Agent, as amended, modified or supplemented.

         1.39. "Equipment Revolver Guarantee Claims" means Claims arising from the Debtor's obligations under the Equipment Revolver Guarantee.

         1.40. "Equipment Revolver Guarantee" means that certain guarantee and agreement (Turbine Credit Agreement), dated as of May 29, 2001, made by PG&E National Energy Group, Inc. (n/k/a National Energy & Gas Transmission, Inc.) in favor of Societe Generale, as Security Agent.

         1.41. "Equipment Revolver Guarantee Claim Objection" means an objection, filed and served no later than thirty (30) days after the Effective Date, (a) objecting to an Equipment Revolver Guarantee Claim solely on the basis that allowance of such Equipment Revolver Guarantee Claim, in the amount set forth in Schedule 4.03 would result in, based upon the Bankruptcy Court's estimation, an Excess Recovery Amount, (b) alleging a specific Excess Recovery Amount, and (c) providing as an exhibit to such objection a report from a financial advisor setting forth a detailed analysis supporting its contention that the holder of an Equipment Revolver Guarantee Claim will recover, based upon the Bankruptcy Court's estimation, an Excess Recovery Amount.

         1.42. "Excess Cash" means, after deducting the amount necessary to fund the Litigation Trust and all Cash On Hand, all Cash as and when received by the Debtor from the

Debtor's non-Debtor subsidiaries which Cash is in the Debtor's cash management system as of the Effective Date.

         1.43. "Excess Recovery Amount" means (a) with respect to a Project Guarantee Claim, the amount, alleged in a Project Guarantee Claim Objection, by which the sum of (i) the total Distribution to be received by the holder of a Project Guarantee Claim in respect of such Project Guarantee Claim and (ii) the Project Recovery Amount exceeds the applicable project debt, as determined by the Bankruptcy Court (it being understood that if a Qualified Appraisal is not timely submitted to the Bankruptcy Court the Excess Recovery Amount shall be zero); (b) with respect to the NEGT Energy Trading LC Facility Guarantee Claims, the amount, alleged in a NEGT Energy Trading LC Facility Guarantee Claim Objection, by which the total distributions (from all sources, with any non-Cash portion of such recovery to be valued as of the Effective Date) to the holder of such NEGT Energy Trading LC Facility Guarantee Claim exceeds the aggregate amount of the NEGT Energy Trading LC Facility, as determined by the Bankruptcy Court (it being understood that if a report from a financial advisor in accordance with Section 1.70 is not timely submitted to the Bankruptcy Court, the Excess Recovery Amount shall be zero); and (c) with respect to Equipment Revolver Guarantee Claims, the amount, alleged in an Equipment Revolver Guarantee Claim Objection, by which the total distributions (from all sources, with any non-Cash portion of such recovery to be valued as of the Effective
Date) to the holder of such Equipment Revolver Guarantee Claim exceeds the aggregate amount of the Equipment Revolver, as determined by the Bankruptcy Court (it being understood that if a report from a financial advisor in accordance with Section 1.41 is not timely submitted to the Bankruptcy Court, the Excess Recovery Amount shall be zero). The Excess Recovery Amount shall be allocated pro rata from each form of consideration to be distributed pursuant to Section 4.03(a) hereof.

         1.44. "Executory Contract" means any executory contract or unexpired lease within the meaning of section 365 of the Bankruptcy Code in effect between the Debtor and another Entity as of the Petition Date.

         1.45. "Face Amount" means respecting a Claim: (a) if the holder of such Claim has not filed a proof of Claim by the Bar Date and there is no Final Order fixing the allowed amount of such Claim, the amount of such Claim that is listed in the Schedules as undisputed, noncontingent and liquidated or, if no amount is listed, zero dollars ($0); (b) if the holder of such Claim has filed a proof of Claim by the Bar Date, the liquidated amount as stated in such proof of Claim, or, if no liquidated amount is listed, then zero dollars ($0) unless such amount is allowed or estimated by order of the Bankruptcy Court; (c) an amount fixed or estimated by order of the Bankruptcy Court; (d) with respect to Specified Guarantee Claims, the amount scheduled in Section 4.03 hereto; or (e) in all other cases, zero dollars ($0).

         1.46. "Fee Claim" means any Claim against the Debtor of a professional person employed under section 327 or 1103 of the Bankruptcy Code in accordance with sections 328, 330 and/or 331 of the Bankruptcy Code, and/or which is entitled to the priority pursuant to section 503(b)(2), 503(b)(3)(F), 503(b)(4) or 503(b)(5) of the Bankruptcy Code, including any claim of a member of either of the Official Committees for reimbursement of expenses incurred in such member's capacity as such.

         1.47. "Final Closing Date" means the last Closing Date.

         1.48. "Final Distribution Date" means:

 (a) with respect to each Claim
that is not a Class 3 Claim, the first Business Day thirty (30) days (or such longer period not to exceed sixty (60) days as may be reasonably determined by the Reorganized Debtor) after the later of: (i) the Effective Date; and (ii) the date that such Claim becomes an Allowed Claim; and

         (b) with respect to Class 3 Claims, the first Business Day thirty (30) days (or such longer period not to exceed sixty (60) days as may be reasonably determined by the Reorganized Debtor) after the later of: (i) the date on which all Disputed Claims in Class 3 have been resolved by Final Order; or (ii) ten
(10) Business Days after the Final Closing Date.

         1.49. "Final Order" means an order or judgment, as entered on the docket of the applicable court, that has not been reversed, modified or amended, is not stayed and as to which the time to appeal or to seek review or rehearing or petition for certiorari has expired without an appeal or application for review or rehearing or petition having been filed.

         1.50. "General Unsecured Claim" means any Claim against the Debtor, other than a Secured Claim, Administrative Claim, Fee Claim, Priority Claim, Priority Tax Claim, or Subordinated Claim.

         1.51. "GenHoldings Guarantee" means that certain amended and restated guarantee and agreement (GenHoldings I, LLC), dated as of March 15, 2002, made by National Energy & Gas Transmission, Inc. in favor of Societe Generale, as Administrative Agent.

         1.52. "Impaired" means any Claim in a class that is impaired within the meaning of section 1124 of the Bankruptcy Code.

         1.53. "Initial Distribution Date" means, with respect to Allowed Claims in Class 3 (including without limitation, the undisputed portion of each Specified Guarantee Claim as provided in Section 4.03(b) of the Plan), the first Business Day thirty (30) days (or such longer period not to exceed sixty (60) days as may be reasonably determined by the Reorganized Debtor) after the Effective Date.

         1.54. "Insider" means "insider" as defined in section 101(31) of the Bankruptcy Code.

         1.55. "Interest" means: (a) an equity interest in the Debtor; or (b) any warrant, option, or other contractual right to purchase an equity interest in the Debtor.

         1.56. "Interim Distribution Date" means: (a) any date after the Initial Distribution Date on which the Reorganized Debtor has more than $30 million available for an interim Distribution to holders of Allowed Class 3 Claims; (b) with respect to Disputed Claims that subsequently become Allowed Claims in an aggregate amount of at least $25 million (or are estimated by the Bankruptcy Court for distribution purposes pursuant to an order entered under section 502(c) of the Bankruptcy Code), five (5) Business Days after such Disputed Claim becomes an Allowed Claim pursuant to a Final Order; or (c) with respect to any Specified Guarantee Claim that is subject of a Specified Guarantee Claim Objection, to the extent not previously paid, five (5) Business Days after such Specified Guarantee Claim becomes an Allowed Claim pursuant to a Final Order or an order is entered estimating such Claim for distribution purposes, as the case may be.

         1.57. "IRC" means the Internal Revenue Code of 1986, as now in effect or as hereafter amended.

         1.58. "Lake Road Guarantee" means that certain guarantee and agreement (Lake Road), dated as of April 6, 2001, made by National Energy & Gas Transmission, Inc. in favor of Citibank, N.A., as security agent for certain financial institutions.

         1.59. "La Paloma Guarantee" means that certain guarantee and agreement (La Paloma), dated as of April 6, 2001, made by National Energy & Gas Transmission, Inc. in favor of Citibank, N.A., as security agent for certain financial institutions.

         1.60. "Lien" means "lien" as defined in section 101(37) of the Bankruptcy Code.

         1.61. "Litigation Trust" means a litigation trust established in accordance with the Litigation Trust Agreement.

         1.62. "Litigation Trust Agreement" means that certain agreement, and any ancillary agreements related thereto, establishing and setting forth the powers and responsibilities of the Litigation Trustee with respect to the Litigation Trust which shall be in form and substance reasonably acceptable to each of the Official Committees and substantially in the form annexed as Appendix "4" to the Disclosure Statement.


         1.63. "Litigation Trust Beneficial Interests" means the beneficial interests in the Litigation Trust to be allocated in accordance with the Plan.

         1.64. "Litigation Trust Beneficiaries" means the holders of the Litigation Trust Beneficial Interests in their capacity as such.

         1.65. "Litigation Trust Claims" means the Parent Litigation Claims and the Avoidance Actions.

         1.66. "Litigation Trustee" means the Entity appointed by the Official Committees to serve as the trustee for the Litigation Trust or any successor thereto, in its capacity as such.

         1.67. "NEGT Consolidated Group" means the Consolidated Group of which the Reorganized Debtor is the common parent.

         1.68. "NEGT Energy Trading LC Facility" means that certain $35 million credit agreement, dated as of November 13, 1998, among PG&E Energy Trading - Gas Corporation (n/k/a NEGT Energy Trading Gas Corporation), PG&E Energy Trading, Canada Corporation (n/k/a NEGT Energy Trading, Canada Corporation), PG&E Energy Trading Holdings Corporation (n/k/a NEGT Energy Trading Holdings Corporation), PG&E Energy Trading - Power, L.P. (n/k/a NEGT Energy Trading Power, L.P.), and The Chase Manhattan Bank (n/k/a JPMorgan Chase Bank), as amended modified or supplemented.

         1.69. "NEGT Energy Trading LC Facility Guarantee" means the guarantee by NEGT of obligations under the NEGT Energy Trading LC Facility.

         1.70. "NEGT Energy Trading LC Facility Guarantee Claim Objection" means an objection, filed and served no later than thirty (30) days after the Effective Date, (a) objecting to a NEGT Energy Trading LC Facility Guarantee Claim solely on the basis that allowance of such NEGT Energy Trading LC Facility Guarantee Claim, in the amount set forth in Schedule 4.03, would result in, based upon the Bankruptcy Court's estimation, an Excess Recovery Amount, (b) alleging a specific Excess Recovery Amount, and (c) providing as an exhibit to such objection a report from a financial advisor setting forth a detailed analysis supporting its contention that the holder of a NEGT Energy Trading LC Facility Guarantee Claim will recover, based upon the Bankruptcy Court's estimation, an Excess Recovery Amount.

         1.71. "NEGT Energy Trading LC Facility Guarantee Claims" means Claims arising from the Debtor's obligations under the NEGT Energy Trading LC Facility Guarantee.

         1.72. "New Common Stock" means the shares of authorized common stock of the Reorganized Debtor to be issued on the Effective Date and distributed as provided in the Plan.

         1.73. "New Indentures" means the respective indentures (which shall be qualified indentures pursuant to the Trust Indenture Act of 1939, as amended) pursuant to which the New Tranche A Notes and the New Tranche B Notes are to be issued, substantially in the forms annexed as Appendix "3" to the Disclosure Statement.

         1.74. "New Stock Option Plan" means a stock option plan approved by the board of directors of the Reorganized Debtor, providing for the issuance to employees of the Reorganized Debtor and its subsidiaries, and other persons as provided therein, of options to purchase up to 5% of the New Common Stock or such greater percentage as may be approved by a vote of the holders of a majority of the outstanding shares of the holders of the New Common Stock.

         1.75. "New Tranche A Notes" means the notes provided for in the form of Indenture annexed to the Disclosure Statement as Appendix "3".

         1.76. "New Tranche B Notes" means the notes provided for in the form of Indenture annexed to the Disclosure Statement as Appendix "3".

         1.77. "Non-Cash Consideration" means the New Common Stock, New Tranche A Notes, New Tranche B Notes and Litigation Trust Beneficial Interests.

         1.78. "Noteholders' Committee" means the Official Noteholders' Committee appointed by the United States Trustee pursuant to an order of the Bankruptcy Court on August 4, 2003, as such may be reconstituted from time to time.

         1.79. "Official Committees" means, together, the Creditors' Committee and the Noteholders' Committee.

         1.80. "Old Indenture" means the indenture, dated as of May 22, 2001, between the Debtor and the Old Indenture Trustee, pursuant to which the Old Senior Notes were issued.

         1.81. "Old Indenture Trustee" means Wilmington Trust Company or its successor, as trustee under the Old Indenture. 1.82. "Old Senior Notes" means the 10.375% Senior Notes due 2011, in the original principal amount of $1 billion, issued by the Debtor pursuant to the Old Indenture.

         1.83. "Ordinary Course Payment" means the payment by the Debtor of a liability incurred in the ordinary course of business after the Petition Date, made as and when due in accordance with Debtor's ordinary business practices.

         1.84. "Parent Litigation Claims" means any and all Causes of Action of the Debtor against PG&E Corporation and/or officers, directors, and agents of PG&E Corporation (acting in such capacity and, as applicable, acting in their capacity as officers, directors, and agents of the Debtor), and all claims of the Debtor or its estate arising in or related to Adversary Proceeding No. 03-1249 PM, filed in the Bankruptcy Court.

         1.85. "Petition Date" means July 8, 2003.

         1.86. "PG&E Consolidated Group" means the affiliated group of corporations, within the meaning of Section 1504(a) of the IRC, of which PG&E Corporation is the common parent.

         1.87. "Plan" means this plan under chapter 11 of the Bankruptcy Code (including all exhibits and schedules annexed hereto), as the same may be altered, amended, or modified from time to time (after the Confirmation Date, such amendments or modifications being effective only if approved by order of the Bankruptcy Court).

         1.88. "Priority Claim" means any Claim to the extent entitled to priority in payment pursuant to section 507(a) of the Bankruptcy Code, other than an Administrative Claim or Priority Tax Claim.

         1.89. "Priority Tax Claim" means any unsecured Claim, to the extent entitled to priority in payment under section 507(a)(8) of the Bankruptcy Code.

         1.90. "Project Guarantee Claims" means Claims arising from the Debtor's obligations under the Project Guarantees.

         1.91. "Project Guarantee Claim Objection" means an objection, filed and served no later than thirty (30) days after the Effective Date, (a) objecting to any Project Guarantee Claim solely on the basis that allowance of such Project Guarantee Claim, in the amount set forth in Schedule 4.03, would result in an aggregate recovery (from all sources, with any non-Cash portion of such recovery to be valued as of the Valuation Date) to the holder of such Project Guarantee Claim that exceeds the applicable project debt, as determined by the Bankruptcy Court; (b) alleging a specific Excess Recovery Amount; and (c) providing a Qualified Appraisal annexed to the objection upon filing.

         1.92. "Project Guarantees" means, collectively, the GenHoldings Guarantee, the Lake Road Guarantee, and the La Paloma Guarantee.

         1.93. "Project Recovery Amount" means all amounts, other than Distributions, received and to be received (determined as of the Effective Date) by the holder of a Project Guarantee Claim from all sources, with any non-Cash portion of such recovery to be valued as of the Valuation Date.

         1.94. "Purchase Agreements" means the TransCanada Purchase Agreement, and one or more other agreements, in a form reasonably acceptable to the Official Committees, pursuant to which the Debtor agrees to sell, in the aggregate, a material portion of its assets.

         1.95. "Qualified Appraisal" means an appraisal by a qualified professional, determined by the Bankruptcy Court to be an expert in accordance with Federal Rule of Evidence 702, if contested, that supports the calculation of the alleged Excess Recovery Amount.

         1.96. "Ratable Share" means a number (expressed as a percentage), calculated as of the date ten (10) Business Days (or such other fixed period reasonably determined by the Reorganized Debtor) prior to each Distribution Date equal to the proportion that an Allowed Claim in a Class bears to the aggregate amount of Allowed Claims in such Class as of the date of determination. Solely for the purpose of calculating the amount to be distributed to holders of Allowed Class 3 Claims and reserved for the holders of Disputed Claims alleged to be Class 3 Claims on a Distribution Date, the Reorganized Debtor shall treat each Disputed Claim alleged to be a Class 3 Claim as an Allowed Class 3 Claim in the Face Amount of such Disputed Claim, unless: (a) otherwise ordered by the Bankruptcy Court; or (b) estimated by the Bankruptcy Court pursuant to section 502(c) of the Bankruptcy Code, in which case the amount so ordered or estimated, as the case may be, shall be utilized in lieu of the Face Amount.

         1.97. "Record Date" means the date established in the Confirmation Order for determining the identity of holders of Allowed Claims entitled to Distributions under the Plan. If no Record Date is established in the Confirmation Order, then the Record Date shall be the Confirmation Date.

         1.98. "Reorganized Debtor" means the Debtor on and after the Effective Date.

         1.99. "Revolving Credit Agreement" means that certain $1,250,000,000 amended and restated credit agreement, dated as of August 22, 2001, among National Energy & Gas Transmission, Inc. as the borrower, The Chase Manhattan Bank, as issuing bank, the several lenders from time to time parties thereto, Barclays Bank PLC and Westdeutsche Landesbank Girozental, New York Branch, as documentation agents, Dresdner Bank AG, New York and Grand Cayman Branches, the Royal Bank of Scotland PLC, as syndication agents, The Chase Manhattan Bank, as administrative agent, and J.P. Morgan Securities Inc., as lead arranger and bookrunner, as amended.

         1.100. "Sale Order" means one or more orders pursuant to section 363 of the Bankruptcy Code authorizing and approving the Sale Transactions free and clear of any Liens, claims, and encumbrances and each finding, among other things, that: (a) the applicable purchaser is entitled to the protections afforded to a buyer in good faith under section 363(m) of the Bankruptcy Code; and (b) the applicable Sale Transactions are exempt from taxation under section 1146(c) of the Bankruptcy Code and the transferred assets or corporate entities shall be free and clear of any liability under Section 1.1502-6 of the IRC.

         1.101. "Sale Transactions" means one or more transactions contemplated by the Purchase Agreements.

         1.102. "Schedules" means the schedules, as amended from time to time, of assets and liabilities filed by the Debtor with the Bankruptcy Court in accordance with sections 521 and 1106(a)(2) of the Bankruptcy Code. 1.103. "Secured Claim" means any Claim to the extent such claim constitutes a secured Claim pursuant to section 506 or 1111(b) of the Bankruptcy Code.

         1.104. "Securities Act" means the Securities Act of 1933, as amended.

         1.105. "Specified Guarantee Claims" means, collectively, the Project Guarantee Claims, NEGT Energy Trading LC Facility Guarantee Claims and Equipment Revolver Guarantee Claims.

         1.106. "Specified Guarantee Claim Objection" means a Project Guarantee Claim Objection, NEGT Energy Trading LC Facility Guarantee Claim Objection or Equipment Revolver Guarantee Claim Objection, as the case may be.

         1.107. "Subordinated Claim" means: (a) any Claim of PG&E Corporation; and (b) any other Claim against the Debtor subject to subordination pursuant to section 510 of the Bankruptcy Code.

         1.108. "TransCanada Purchase Agreement" means that certain stock purchase agreement, dated as of February 24, 2004, between the Debtor, Gas Transmission Corporation, and GTN Holdings, LLC on the one hand, and TransCanada Corporation, TransCanada PipeLine USA Ltd., and TransCanada American Investments Ltd. on the other hand, as the same may be amended from time to time in accordance with its terms.

         1.109. "Treasury Regulations" means regulations promulgated by the United States Department of the Treasury from time to time under the IRC.

         1.110. "Unclaimed Property" means any Cash or other distributable property unclaimed on or after the Effective Date or the date on which an additional Distribution would have been made in respect of a Claim. Unclaimed Property shall include: (a) checks (and the funds represented thereby) mailed to a Distribution Address and returned as undeliverable without a proper forwarding address; (b) funds for uncashed checks; and (c) checks (and the funds represented thereby) not mailed or delivered because no Distribution Address to mail or deliver such property was available, notwithstanding efforts by the Debtor to locate such address which were commercially reasonable under the circumstances.

         1.111. "Valuation Date" means the earlier of (a) the day following the date on which the Debtor or Reorganized Debtor, as the case may be, ceases to be a member of the affiliated group, within the meaning of Section 1504(a) of the IRC, of corporations of which PG&E Corporation is the common parent (whether by operation of the Plan or otherwise); or (b) the date that a project is transferred to the holder of a Project Guarantee Claim or other third party.

                                   ARTICLE II.

                               UNCLASSIFIED CLAIMS

         2.01. Administrative Claims. Administrative Claims are unclassified under the Plan. Each holder of an Allowed Administrative Claim shall receive:
(a) to the extent not already paid, Cash on the later of the Effective Date and the first Business Day after the date that is thirty (30) days after the date on which such Administrative Claim becomes an Allowed Administrative Claim in the full amount of such Allowed Administrative Claim; or (b) to the extent not yet due and payable, payment in accordance with the terms and conditions of the particular transaction giving rise to the Administrative Claim; or (c) to the extent such Claims are Administrative Claims of the United States Trustee for fees pursuant to 28 U.S.C. ss. 1930(a)(6), Cash in accordance with the applicable schedule for payment of such fees; or (d) treatment on such other terms as may be mutually agreed upon in writing between the holder of such Allowed Administrative Claim and the Debtor, prior to the Effective Date, or the Reorganized Debtor, on or after the Effective Date; provided, however, that interim and/or final payment of Allowed

Administrative Claims approved by the Bankruptcy Court shall be paid at the time of and in accordance with such Bankruptcy Court approval.

         2.02. Administrative Claim Bar Date. REQUESTS FOR PAYMENT OF ADMINISTRATIVE CLAIMS THAT HAVE ARISEN OR WILL ARISE IN THE PERIOD FROM JULY 8, 2003 THROUGH THE EFFECTIVE DATE, INCLUSIVE, MUST BE FILED AND SERVED PURSUANT TO THE PROCEDURES SET FORTH IN THE CONFIRMATION ORDER AND/OR NOTICE OF ENTRY OF CONFIRMATION ORDER, NO LATER THAN THE ADMINISTRATIVE BAR DATE, WHICH SHALL BE FORTY-FIVE (45) DAYS AFTER THE EFFECTIVE DATE (unless an earlier date is set by the Bankruptcy Court), PROVIDED HOWEVER THAT NO REQUEST NEED BE FILED AND SERVED FOR ORDINARY COURSE PAYMENTS. Any Entities that are required to but fail to file such an Administrative Claim request on or before the Administrative Bar Date shall be forever barred from asserting such Administrative Claim against the Debtor, the Reorganized Debtor, or any of their respective property, and the holder thereof shall be enjoined from commencing or continuing any action, employment of process or act to collect, offset or recover such Administrative Claim. Notwithstanding the foregoing, the Administrative Claims Bar Date shall not apply to TransCanada Corporation, TransCanada PipeLine U.S.A. Ltd., and TransCanada American Investments Ltd. with respect to any and all Administrative Claims arising under the TransCanada Purchase Agreement.

         2.03. Fee Claims. Fee Claims are unclassified under the Plan. Each holder of an Allowed Fee Claim shall receive, in Cash, to the extent not already paid, the amounts allowed by the Bankruptcy Court: (a) on or as soon as practicable following the date upon which the Bankruptcy Court order allowing such Allowed Fee Claim is entered; or (b) upon such other terms as may be mutually agreed upon between the holder of such Allowed Fee Claim and the Debtor. Any and all parties requesting allowance and/or payment of a Fee Claim for any period ending on or before the Effective Date must file and serve final applications therefor no later than forty-five (45) days after the Effective Date or be forever barred from requesting allowance of such Fee Claims.

         2.04. Priority Tax Claims. Priority Tax Claims are unclassified under the Plan. On the later of the Effective Date or as soon as reasonably practicable thereafter and thirty (30) days after the date on which a Priority Tax Claim becomes an Allowed Claim, such Claim shall be paid in full, in Cash; provided, however, that the Debtor shall have the option, exercisable upon written notice to the relevant Priority Tax Claim holder sent prior to the Effective Date, to pay any Priority Tax Claim over a period not longer than six
(6) years from the date of assessment of the applicable tax, with interest on the unpaid portion payable annually in arrears at the rate of interest ordered by the Bankruptcy Court (or agreed to by the holder of the Claim and the Debtor).

                                  ARTICLE III.

                     CLASSIFICATION OF CLAIMS AND INTERESTS

                  For purposes of the Plan, Claims are classified as follows:

         3.01. "Class 1 Claims" shall consist of all Secured Claims against the Debtor.

         3.02. "Class 2 Claims" shall consist of all Priority Claims against the Debtor that are not Secured Claims.

         3.03. "Class 3 Claims" shall consist of all General Unsecured Claims.

         3.04. "Class 4 Claims" shall consist of all Subordinated Claims.

         3.05. "Class 5 Interests" shall consist of all Interests.

                                  ARTICLE IV.

                  TREATMENT OF CLASSES OF CLAIMS AND INTERESTS

                  Each Allowed Claim or Interest shall receive the treatment specified below for the applicable Class in full settlement of all rights of the holder of such Allowed Claim or Interest; provided, however, that the holder of such Claim or Interest may agree to and receive less favorable treatment.

         4.01. Class 1 - Secured Claims. Class 1 is not Impaired.


         (a) Treatment. On or before the later of the Effective Date or as soon as reasonably practicable thereafter and thirty (30) days after the date on which a Class 1 Claim becomes an Allowed Claim, such Claim shall be satisfied in full by reinstating the Claim, that is, leaving unaltered the legal, equitable, and contractual rights respecting such Claim in accordance with section 1124 of the Bankruptcy Code, including: (i) curing all pre- and postpetition defaults other than defaults relating to the insolvency or financial condition of the Debtor or its status as a debtor under the Bankruptcy Code; and (ii) reinstating the maturity date of the Claim.

         4.02. Class 2 - Priority Claims. Class 2 is not Impaired. On the later of the Effective Date or as soon as reasonably practicable thereafter and thirty
(30) days after the date on which a Class 2 Claim becomes an Allowed Class 2 Claim, such Claim shall be paid in full, in Cash.

         4.03. Class 3 - General Unsecured Claims.

         (a) Treatment. Class 3 is Impaired. On the later of each Distribution Date and ten (10) Business Days after the date on which a Class 3 Claim becomes an Allowed Class 3 Claim, each holder of an Allowed Class 3 Claim shall receive its Ratable Share of: (a) 100% of the shares of the New Common Stock subject to dilution by the New Common Stock issuable under the New Stock Option Plan; (b) the New Tranche A Notes; (c) the New Tranche B Notes; (d) the Excess Cash; (e) the Litigation Trust Beneficial Interests; if a Closing Date has occurred, (f) the Additional Excess Cash; (g) if applicable, a Catch-Up Distribution; and (h) any Additional Sale Distributions.

         (b) Allowance of Certain General Unsecured Claims. The obligations of the Debtor under the Old Senior Notes, the Revolving Credit Agreement, NEGT Energy Trading LC Facility Guarantee, the Equipment Revolver Guarantee, the La Paloma Guarantee, the Lake Road Guarantee and the GenHoldings Guarantee shall be Allowed Class 3 Claims, in the respective amounts set forth on Schedule 4.03 hereto, and not be subject to setoff, recoupment, subordination, recharacterization, or counterclaim, in accordance with Section 6.05 hereof.

         (c) Additional Provisions Regarding the Allowance of Specified Guarantee Claims.

         (i) The allowance of a Project Guarantee Claim shall be subject to any Project Guarantee Claim Objection and any hearing on a Project Guarantee Claim Objection shall be heard within thirty (30) days of its filing (or the first day thereafter that is available on the Bankruptcy Court's calendar). If any former or current member of the Noteholders' Committee, in such member's capacity as a holder of an Old Senior Notes claim, files a Project Guarantee Claim Objection, then such objecting member shall not receive any Distribution on account of such objecting member's Claim until such objection shall have been resolved or withdrawn. The Noteholders' Committee shall not file a Project Guarantee Claim Objection. By filing this Plan, the Debtor hereby agrees, upon at least ten (10) days notice, to promptly provide any putative objector reasonable access to relevant information and facilities as shall be reasonably necessary to prepare a Qualified Appraisal.

         (ii) The allowance of the NEGT Energy Trading LC Facility Guarantee Claims shall be subject to any NEGT Energy Trading LC Facility Guarantee Claim Objection, and any hearing on such NEGT Energy Trading LC Facility Guarantee Claim Objection shall be heard within thirty (30) days of its filing (or the first day thereafter that is available on the Bankruptcy Court's calendar).

         (iii) The allowance of the Equipment Revolver Guarantee Claims shall be subject to any Equipment Revolver Guarantee Claim Objection, and any hearing on such Equipment Revolver Guarantee Claim Objection shall be heard within thirty (30) days of its filing (or the first day thereafter that is available on the Bankruptcy Court's calendar).

         (iv) If no Specified Guarantee Claim Objection is timely filed, then each Specified Guarantee Claim shall be deemed Allowed for all purposes on the date that is thirty (30) days after the Effective Date in the amount set forth on Schedule 4.03 hereto.

         (v) If a Specified Guarantee Claim Objection is filed, then each Specified Guarantee Claim that is the subject of a Specified Guarantee Claim Objection shall be deemed Allowed to the extent of any amount that has not been objected to on the date that is thirty (30) days after the Effective Date and each holder shall have the right, notwithstanding the filing of a Specified Guarantee Claim Objection, to receive a Distribution on account of its Specified Guarantee Claim to the extent such Distribution would equal the amount of such Claim less the Excess Recovery Amount. All rights of the holder of a Specified Guarantee Claim to dispute and contest the Excess Recovery Amount, seek to have the Bankruptcy Court overrule the Specified Guarantee Claim Objection, and receive all or a portion of such Excess Recovery Amount, shall be preserved.

         (vi) The Reorganized Debtor shall be and hereby is authorized and directed to cause its subsidiaries to transfer to the applicable agent that holds the applicable Project Guarantee Claim (or its designee), the collateral securing the project debt (a "Project Transfer") on a Transfer Date (as defined below) in a manner and pursuant to documentation that is mutually acceptable to the Reorganized Debtor and the applicable agent. If a tax loss may result from a Project Transfer, the Reorganized Debtor and the applicable agent will use their best efforts to structure such Project Transfer so as to create ordinary losses. As used in this paragraph, "Transfer Date" means the later of
         (A) the day following the date on which the Debtor or Reorganized Debtor, as the case may be, ceases to be a member of the affiliated group, within the meaning of Section 1504(a) of the IRC, of corporations of which PG&E Corporation is the common parent (whether by operation of the Plan or otherwise); or (B) such other date as may be agreed upon by the Reorganized Debtor and the applicable agent. Nothing in this Plan is intended to or shall be deemed to modify any order or judgment of a court of competent jurisdiction that authorizes a Project Transfer on a date earlier than the Transfer Date.

         (vii) The holders of Specified Guarantee Claims shall be entitled to any interest, fees, dividends or distributions accruing on the Non-Cash Consideration, respectively, that compromise the Excess Recovery Amount that is subsequently distributed to them to the same extent as if such Non-Cash Consideration had been distributed on the Initial Distribution Date.

         (viii) If no Project Guarantee Claim Objection is duly filed in accordance with the provisions of this Section 4.03, or, if any such objection that has been filed is overruled, then any right of the Debtor or the Reorganized Debtor to seek reimbursement or exercise any right of subrogation under that applicable Project Guarantee from the applicable entities that were or are borrowers under the applicable project loan documents shall be extinguished.

         4.04. Class 4 - Subordinated Claims. Class 4 is Impaired. Class 4 Claims shall receive no distributions under the Plan. Class 4 is deemed to have rejected the Plan.

         4.05. Class 5 - Interests. Class 5 is Impaired. Class 5 Interests shall receive no distributions under the Plan, and all Interests shall be canceled on the Effective Date. Class 5 is deemed to have rejected the Plan. Neither PG&E Corporation, nor any member of the PG&E Consolidated Group, may treat the stock of the Debtor, the Reorganized Debtor, or any direct or indirect subsidiary of the Debtor or the Reorganized Debtor as becoming worthless during any taxable year of the PG&E Consolidated Group that ends on or before the Effective Date.

                                   ARTICLE V.

                       MEANS OF IMPLEMENTATION OF THE PLAN

         5.01. Distributions to Holders of Old Senior Notes Claims. (a) All Distributions on account of Old Senior Notes Claims shall be made to the Old Indenture Trustee for further Distribution to individual holders of Old Senior Notes Claims. Any such Distribution made by the Old Indenture Trustee shall be made pursuant to the Old Indenture. Notwithstanding any provision in the Plan to the contrary, the Old Indenture shall continue in effect to the extent necessary to allow the Old Indenture Trustee to receive and make Distributions pursuant to the Plan on account of Old Senior Notes Claims. Any actions taken by the Old Indenture Trustee on or after the Effective Date that are not for this purpose shall be null and void as against the Reorganized Debtor, and the Reorganized Debtor shall have no obligations to the Old Indenture Trustee for any fees, costs or expenses incurred in connection with any such actions.

         (b) As of the close of business on the Record Date, the transfer ledgers for the Old Senior Notes shall be closed, and there shall be no further changes in the record holders of any Old Senior Notes. The Reorganized Debtor and the Old Indenture Trustee shall have no obligation to recognize any transfer of Old Senior Notes occurring on or after the Record Date. The Reorganized Debtor and the Old Indenture Trustee shall instead be entitled to recognize and treat for all purposes hereunder only those holders listed on the transfer ledgers of the Old Indenture Trustee as of the close of business on the Record Date. The foregoing provisions of this subsection (b) shall be subject to any applicable rules and procedures of The Depository Trust Company.

         (c) On the Initial Distribution Date, in recognition of and as a compromise of, pursuant to Bankruptcy Rule 9019(a), any Administrative Claims of the Old Indenture Trustee pursuant to section 503(b) of the Bankruptcy Code, and in full and final satisfaction of any right of the Old Indenture Trustee to enforce a charging Lien against Distributions on account of the Old Senior Notes or the Old Indenture for amounts due to the Old Indenture Trustees under the Old Indenture, the Reorganized Debtor shall pay the reasonable fees and expenses of the Old Indenture Trustee (including fees and expenses of counsel) outstanding as of the Effective Date, in an amount not to exceed $500,000.00, without the need for any further order of the Bankruptcy Court. Such payment shall be in addition to, and not in lieu of, any amount that may become payable to the Old Indenture Trustee for its reasonable fees and expenses associated with receiving and making Distributions under the Plan, subject and pursuant to paragraph (a) above.

         5.02. Distributions With Respect to Claims of Financial Institutions. All Distributions to be made in respect of Claims (including, without limitation, Specified Guarantee Claims) arising under revolving credit, loan, letter of credit, guaranty, and similar agreements pursuant to which an administrative or security agent is designated to receive payments on behalf of a syndicate of lenders, shall be made: (a) for Distributions of Cash, to such administrative or security agent for distribution to the syndicate of lenders in accordance with the applicable credit, loan, guaranty, or similar agreement, rather than separately to the individual lenders; and (b) for Distributions other than Cash, by the Reorganized Debtor or its agent separately to the individual lenders based upon the applicable credit documents and corresponding mailing addresses as set forth in proofs of claim filed in the Debtor's Chapter 11 Case by the respective administrative or security agent (as the same may be amended from time to time); provided, however, that the Reorganized Debtor (or its designated agent) shall give such administrative or security agents at least fifteen (15) Business Days prior written notice of each Distribution Date; provided, further, however, that the Reorganized Debtor (and its designated agent, if applicable) shall be entitled to conclusively rely on such proofs of claim filed by the respective administrative or security agent in the Debtor's Chapter 11 Case for the distribution information (including the participation percentages), unless the Debtor is otherwise advised by the respective administrative or security agent in a writing acceptable to the Debtor.

         5.03. Notices Related to Distributions. Notice of all Distributions, subsequent to the Initial Distribution, shall be provided to: (a) counsel to the Official Committees; (b) counsel for each of the administrative and security agents; (c) the Internal Revenue Service; (d) the United States Trustee for the District of Maryland (Greenbelt Division);

and (e) and the taxing authorities for each state within which the Debtor operates, in each case, at least ten (10) Business Days prior to such Distribution.

         5.04. Litigation Trust.

         (a) On the Effective Date, the Litigation Trust shall be established and funded, and the Reorganized Debtor shall enter into the Litigation Trust Agreement. The Litigation Trust shall be funded in an amount to be jointly determined by the Official Committees. In the event that the Official Committees cannot agree on the amount of funding for the Litigation Trust, the Debtor shall determine the amount of funding, which amount shall be within the range provided by the Official Committees, provided, however, that each Official Committee shall have the right to file an objection in the Bankruptcy Court as to the amount selected by the Debtor solely on the grounds that such amount is inconsistent with the interests of creditors or with public policy. The Debtor shall contribute all of the Litigation Trust Claims and may contribute, subject to the reasonable consent of the Official Committees, all or part of the equity interests in one or more of its direct or indirect subsidiaries to the Litigation Trust. Any contribution of such equity interests shall be for the sole purpose of liquidating such equity interests.

         (b) The Litigation Trust shall be established for the purpose of liquidating the Litigation Trust Claims and such equity interests, if any, with no objective to continue or engage in the conduct of a trade or business.

         (c) The Litigation Trustee shall be subject to oversight by a board comprised of three (3) representatives jointly designated by the

Official Committees. In the event that the Official Committees cannot agree on the selection of one or more representatives, the Debtor shall select such representative(s) from a list of potential representatives submitted to it by the Official Committees; provided that such list shall not contain any information that would indicate which Official Committee was proposing such representative; provided further, that each Official Committee shall have the right to file an objection in the Bankruptcy Court to the Debtor's selection of a representative solely on the grounds that the appointment of such representative would not be consistent with the interests of creditors or with public policy. Such oversight board shall select counsel to the Litigation Trust and shall approve all the major decisions (as defined by section 7.03 of the Litigation Trust Agreement) of the Litigation Trustee.

         (d) For federal income tax purposes the property that will be contributed to the Litigation Trust will be treated as distributed by the Debtor to the holders of Allowed Class 3 Claims, and as contributed by them to the Litigation Trust. The Litigation Trust Beneficiaries will be treated as the grantors and deemed owners of the Litigation Trust for federal income tax purposes. The fair market value of each item of property that is contributed to the Litigation Trust will be determined by the Reorganized Debtor and such valuation will be consistently used by the Litigation Trustee and the Litigation Trust Beneficiaries for all federal income tax purposes.

         (e) The Litigation Trust Beneficial Interests may not be transferred or assigned except by operation of law, by will or in accordance with the laws of descent and distribution and to certain affiliates of Litigation Trust Beneficiaries as set forth in the Litigation Trust Agreement. The Litigation Trust Beneficial Interests may in the future also be transferable to the extent set forth in any "no action" letter or other confirmation received by the Reorganized Debtor or the Litigation Trustee from the Securities and Exchange Commission, or a legal opinion issued to the Litigation Trustee for the benefit of the Litigation Trust Beneficiaries that the interests may be freely transferable under the provisions of the Securities Act. The Reorganized Debtor and the Litigation Trustee shall use commercially reasonable efforts to obtain such authorization to transfer the Litigation Trust Beneficial Interests.

         5.05. Corporate Issues

         (a) Non-voting Stock. The certificate of incorporation and by-laws of the Reorganized Debtor shall, inter alia, prohibit the issuance of nonvoting stock to the extent required by section 1123(a) of the Bankruptcy Code.

         (b) Exemption From Securities Laws. The Confirmation Order will provide that the offer and sale of the New Common Stock, New Tranche A Notes, and New Tranche B Notes issued pursuant to the Plan are exempt from registration pursuant to section 1145(a) of the Bankruptcy Code and that the New Common Stock, New Tranche A Notes, and New Tranche B Notes may be resold by the holders thereof without restriction, except to the extent that any such holder is deemed to be an "underwriter" as defined in section 1145(b)(1) of the Bankruptcy Code.

         (c) Listing of New Common Stock. If the Final Closing Date does not occur within one year after the Effective Date, then the Reorganized Debtor shall use commercially reasonable efforts to cause the shares of the New Common Stock to be listed on a national securities exchange or a qualifying interdealer quotation system. The Reorganized Debtor will be a reporting company under the Securities Exchange Act of 1934, as and to the extent required thereunder, and will file periodic and current reports as and to the extent required thereunder.

         (d) Corporate Authorization.

         (i) Certificate of Incorporation and Bylaws. The certificate of incorporation and by-laws of the Reorganized Debtor shall be amended and restated in substantially the forms annexed as Appendix "2" to the Disclosure Statement.

         (ii) Governance Action. Any action under the Plan to be taken by or required of the Reorganized Debtor, including, without limitation, the adoption or amendment of the certificate of incorporation and by-laws or the issuance of securities and instruments, shall be authorized and approved in all respects, without any requirement of further action by the Board of Directors of the Debtor or the Reorganized Debtor.

         (iii) Effectuating Documents and Further Transactions. The Debtor and, subsequently, the Reorganized Debtor shall be authorized to execute, deliver, file, or record such documents, contracts, instruments, releases and other agreements and take such other action as may be necessary to effectuate and further evidence the terms and conditions of the Plan. On the Effective Date the New Common Stock will be transferred to the Disbursing Agent and the Disbursing Agent will hold the New Common Stock until Distributions of same are made.

         5.06. Post-Effective Date Management of the Reorganized Debtor.

         (a) On the Effective Date, the board of directors of the Reorganized Debtor shall consist of the Debtor's Chief Executive Officer, an additional officer of the Debtor, and five persons to be jointly designated by the Official Committees. In the event that the Official Committees cannot agree on the selection of one or more directors, the Debtor shall select such director(s) from a list of potential directors submitted to it by the Official Committees; provided that such list shall not contain any information that would indicate which Official Committee was proposing such director; provided further that each Official Committee shall have the right to file an objection in the Bankruptcy Court to the Debtor's selection of a director solely on the grounds that the appointment of such director would not be consistent with the interests of creditors or with public policy.

         (b) At least two (2) Business Days prior to the commencement of the Confirmation Hearing, the Debtor will file with the Bankruptcy Court a schedule setting forth the names and respective initial terms of each of the persons to be appointed as the directors of the Reorganized Debtor pursuant to this section. Except as otherwise provided herein, the members of the existing Board of Directors of the Debtor shall have no continuing obligations to the Reorganized Debtor on or after the Effective Date.

         5.07. New Stock Option Plan. On the Effective Date or such later date as the Board of Directors determines, the Board of Directors of the Reorganized Debtor may adopt the New Stock Option Plan.

         5.08. Debtor's Retention of Causes of Action. Except as specifically provided herein, nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or the relinquishment of any Causes of Action that the Debtor may have or which the Reorganized Debtor or the Litigation Trustee may choose to assert in accordance with any provision of the Bankruptcy Code or any applicable non-bankruptcy law (including the Litigation Trust Claims). The following claims and actions shall be waived, released and otherwise extinguished under this Plan and the Confirmation Order: (a) Causes of Action (which Causes of Action are being waived and released by this Plan) against (i) holders of non-Affiliate and non-Insider Claims (excluding such Claims arising from or relating to any Purchase Agreement or any agreement in connection therewith), including without limitation, Causes of Action against any of the Creditors listed on Schedule 4.03 hereof, and (ii) current directors, who are being released as set forth in Section 8.03; provided however, that there shall be no release or waiver with respect to Claims against any of the parties described in (i) and (ii) above (1) to enforce the agreements, terms and provisions of this Plan, and (2) with respect to Disputed Claims (excluding Specified Guarantee Claims) as to which Disputed Claims the Reorganized Debtor or the Litigation Trustee, as applicable, shall retain, reserve, and be entitled to assert any and all defenses and counterclaims, including without limitation, to assert a right of setoff or similar rights, limited in all cases however to the amount of the Disputed Claim, and (b) if the

Closing Date occurs under the TransCanada Purchase Agreement, all preference claims and actions held by the Debtor or its estate (and the Debtor shall cause each of the non-debtor selling parties under the TransCanada Purchase Agreement not to pursue any such preference claim or action) that may be recoverable from, or could otherwise affect Gas Transmission Northwest Corporation and its subsidiaries after the Closing Date. Except as provided in clauses (a) and (b) of the immediately preceding sentence, all of the rights of the Debtor, its estate and the Official Committees to pursue the Litigation Trust Claims on behalf of the Debtor and its estate, and any defenses and counterclaims related to the Litigation Trust Claims, shall vest in the Litigation Trust. The Litigation Trustee shall be the representative of the Debtor's estate with respect to the Litigation Trust Claims for purposes of section 1123(b)(3)(B) of the Bankruptcy Code. ALL CAUSES OF ACTION, BUT EXCLUDING ANY CAUSES OF ACTION SPECIFICALLY WAIVED PURSUANT TO THE PLAN, INCLUDING THE LITIGATION TRUST CLAIMS, SHALL SURVIVE CONFIRMATION AND THE COMMENCEMENT OR PROSECUTION OF THE LITIGATION TRUST CLAIMS SHALL NOT BE BARRED OR LIMITED BY ANY ESTOPPEL, WHETHER JUDICIAL, EQUITABLE, OR OTHERWISE.

         5.09. Treatment of Claims By And Against Subsidiaries.

         (a) All Allowed Claims held by any direct or indirect subsidiaries of the Debtor (including, but not limited to, the Affiliate Debtors) shall be classified under the Plan in the same Class as otherwise applicable to similarly situated unaffiliated Creditors.

         (b) All claims held by the Debtor against any of its direct or indirect subsidiaries (including, but not limited to, the Affiliate Debtors) are specifically preserved and shall not be impaired or released under the Plan; provided, however, that such claims may be subject to a subsidiary's right of setoff to the extent available under section 553 of the Bankruptcy Code and applicable non-bankruptcy law.

         5.10. Closing of the Sale Transactions.

         (a) The Reorganized Debtor shall remain obligated pursuant to the terms of the TransCanada Purchase Agreement, and, to the extent approved by the Bankruptcy Court, shall pay or reserve for (i) the administrative expenses of TransCanada Corporation, TransCanada PipeLine USA Ltd., and TransCanada American Investments Ltd. and (ii) all taxes, if any, resulting from the transactions contemplated under the TransCanada Purchase Agreement as reasonably determined by the Debtor or Reorganized Debtor.

         (b) Upon each Closing Date, the Reorganized Debtor shall cause the transfer[s] and the sale[s], contemplated by the relevant Purchase Agreement, including the TransCanada Purchase Agreement, to be made free and clear of any Liens, claims and encumbrances, to the full extent provided in the relevant Sale Order.

         (c) On each Closing Date, the net proceeds from the relevant Sale Transactions actually received by the Debtor or Reorganized Debtor, as the case may be, shall be applied as follows: (i) first, to pay amounts outstanding under any working capital facility; (ii) second, to fund Cash On Hand; (iii) third, to prepay first, Tranche A Notes and then, Tranche B Notes; and (iv) fourth, to the holders of Allowed Class 3 Claims as Additional Excess Cash. Upon the occurrence of the Closing Date for such Sale Transaction, the Reorganized Debtor will use its reasonable best efforts to direct the seller under each Purchase Agreement to transfer the net sale proceeds to the Reorganized Debtor for distribution in accordance with this section.

                                   ARTICLE VI.

                TREATMENT OF CLAIMS AND DISTRIBUTIONS UNDER PLAN


6.01.    Distributions to Holders of Claims.

         (a) On the Initial Distribution Date, or as soon as reasonably practicable thereafter, the Reorganized Debtor shall distribute the Non-Cash Consideration and the Excess Cash allocable to Allowed Class 3 Claims. For the purpose of calculating Distributions to holders of Allowed Class 3 Claims on the Initial Distribution Date (or to the Old Indenture Trustee for further Distribution to holders of Allowed Class 3 Claims, as applicable), all Disputed Claims alleged to be in Class 3 will be treated as though such Claims will be Allowed Class 3 Claims in the amounts asserted or as estimated by the Bankruptcy Court pursuant to section 502(c) of the Bankruptcy Code, as applicable.

         (b) Upon any Interim Distribution Date, the Reorganized Debtor shall make interim Distributions and Catch-Up Distributions, if any, to holders of Allowed Class 3 Claims in light of: (i) resolutions of Disputed Claims; and (ii) any estimations of Disputed Claims by the Bankruptcy Court pursuant to section 502(c) of the Bankruptcy Code, since the date of the immediately prior Distribution.

         (c) All Distributions with respect to Claims for both principal and accrued interest shall be deemed to be made with respect to principal first.

         (d) On the Final Distribution Date or as soon as reasonably practicable thereafter, the Reorganized Debtor shall make the balance of all Distributions required under the Plan.

         (e) The Reorganized Debtor may employ or contract with other entities to assist it in making the Distributions required by the Plan.

         (f) On the Effective Date and as a result of the implementation of the Plan, absent a deconsolidation from the PG&E Consolidated Group arising due to other events occurring between the Confirmation Date and the Effective Date, the Reorganized Debtor will be deconsolidated from the PG&E Consolidated Group. The deductions generated by the Reorganized Debtor on the Effective Date from the transfer of the Excess Cash and the issuance of the Non-Cash Consideration are properly allocable to the portion of the Effective Date after the deconsolidation. Therefore, such deductions shall belong exclusively to the Reorganized Debtor and shall be consistently treated by the Reorganized Debtor and the PG&E Consolidated Group as occurring on the day after the Effective Date, when the Reorganized Debtor is no longer a member of the PG&E Consolidated Group, pursuant to Treasury Regulation ss.1.1502-76(b)(1)(ii)(B).

         6.02. Disputed Claims Reserve.

         (a) On the Effective Date or as soon thereafter as practicable, the Reorganized Debtor shall establish the Disputed Claims Reserve, which shall consist of an amount of Cash and Non-Cash Consideration necessary to satisfy any Distributions that would be made to holders of Disputed Claims in Class 3 if such Claims were to become Allowed Claims. Any Cash held by the Debtors at any time that is allocable to the Disputed Claims Reserve shall be held in an account that is completely separate and apart from the Reorganized Debtor's operating funds. The Reorganized Debtor shall use reasonable best efforts to hold the cash portion comprising the Disputed Claims Reserve in an interest-bearing account and shall pay over to the holder of a Disputed Claim that becomes an Allowed Claim that portion of interest allocable to such Allowed Claim net of any taxes which may have been paid or any that become due on such interest. The Reorganized Debtor shall hold the Cash and Non-Cash Consideration comprising the Disputed Claims Reserve solely in the capacity as escrow agent for the holders of Disputed

Claims, and the Disputed Claims Reserve shall not be deemed to be property of the bankruptcy estate in this or any subsequent bankruptcy proceeding of the Reorganized Debtor.

         (b) Distributions Upon Allowance of Disputed Claims. With respect to any Disputed Claim in Class 3 that subsequently becomes an Allowed Claim in Class 3 pursuant to a Final Order, the Reorganized Debtor shall distribute to such holder from the Disputed Claims Reserve a Catch-Up Distribution of Cash and Non-Cash Consideration equal to the amount that the holder would have received had its Claim been an Allowed Claim in such Allowed amount on the Initial Distribution Date (less any applicable taxes paid by the Litigation Trustee in respect of income earned, if any, on amounts held in the Disputed Claims Reserve).

         6.03. Miscellaneous Distribution Provisions.

         (a) Unclaimed Property. If a Distribution under the Plan remains unclaimed twelve (12) months following the date of such Distribution, then the holder of the applicable Allowed Claim shall cease to be entitled to such Distribution and such Distribution shall, subject to applicable law, be retained by the Reorganized Debtor.

         (b) Method of Cash Distributions. Any Cash payment to be made pursuant to the Plan may be made by draft, check, wire transfer, or as otherwise required or provided in any relevant agreement or applicable law.

(c)
Fractional Plan Securities. Notwithstanding any other provision of the Plan, only whole numbers of shares of New Common Stock will be issued. When any Initial Distribution or Interim Distribution on account of an Allowed Claim would otherwise result in the issuance of a number of shares of New Common Stock that is not a whole number, the actual distribution of shares of such stock only will include the next lower whole number. When any Final Distribution on account of an Allowed Claim would otherwise result in the issuance of a number of shares of New Common Stock that is not a whole number, the actual distribution of shares of such stock will be rounded to the next higher or lower whole number as follows: (i) fractions equal to or greater than 1/2 will be rounded to the next higher whole number; and (ii) fractions less than 1/2 will be rounded to the next lower number. The total number of shares of New Common Stock specified to be distributed to holders of Class 3 Claims will be adjusted as necessary to account for the rounding provided for herein. If, as a result of such rounding, the number of shares of New Common Stock to be distributed to holders of Allowed Class 3 Claims differs from the aggregate number of shares of New Common Stock specified to be distributed pursuant to the Plan to holders of Allowed Claims in such Class, the aggregate number of shares of New Common Stock specified with respect to holders of Allowed Claims in such Class will be adjusted upward or downward to provide for the appropriate distribution of New Common Stock, as the case may be. No consideration will be provided in lieu of fractional shares that are rounded down, except that with respect to Distributions to be made on the Initial Distribution Date or Distributions to be made on Interim Distribution Dates or on such other dates as specified in
Section 4.03(a) hereto, such fractional shares shall, with respect to each Allowed Class 3 Claim, be deemed held by the Reorganized Debtor for the benefit of the holder of such Allowed Class 3 Claim, to be aggregated with the remaining Distribution to be allocated to such holder on the Final Distribution Date. In addition, notwithstanding the foregoing, no de minimis distribution shall be made, as provided in Section 6.02(g) of this Plan.

         (d) Distributions on Non-Business Days. Any payment or Distribution due on a day other than a Business Day shall be made, without interest, on the next Business Day.

         (e) No Distribution in Excess of Allowed Amount of Claim. Notwithstanding anything to the contrary herein, no holder of an Allowed Claim shall receive, respecting such

Claim, any Distribution (of a value set forth herein) in excess of the Allowed amount of such Claim. Except as expressly provided herein, no Claim shall be allowed to the extent that it is for postpetition interest.

         (f) Disputed Payments. If any dispute arises as to the identity of the holder of an Allowed Claim entitled to receive any Distribution under the Plan, the Reorganized Debtor may retain such Distribution until its disposition is determined by a Final Order or written agreement among the interested parties to such dispute and withhold from such Distribution an amount equal to the fees and costs incurred by the Reorganized Debtor in resolving such dispute.

         (g) De Minimis Distributions. No: (i) Cash payment of less than $50.00;
(ii) Distribution of less than $1,000 face value of New Tranche A Notes; or
(iii) Distribution of less than $1,000 face value of New Tranche B Notes, shall be required to be made to the holder of any Claim.

         (h) Withholding Taxes. Any federal or state withholding taxes or other amounts required to be withheld under any applicable law shall be deducted and withheld from any Plan distributions.

         (i) Distribution When a Disputed Claim Becomes an Allowed Claim. Promptly after a Disputed Claim becomes an Allowed Claim, unless a later time is provided for in the Plan or by agreement of the parties, the Reorganized Debtor shall make a Distribution to the holder of such Allowed Claim as if such Claim had been an Allowed Claim on all the prior Distribution Date(s).

         6.04. Objections to Claims. Except as set forth in Section 4.03(c) of the Plan and unless otherwise ordered by the Bankruptcy Court, all objections to Claims shall be filed with the Bankruptcy Court and served on the applicable claimant on or prior to ninety (90) days after the later of: (a) the Effective Date; and (b) the date a Claim is filed with the Bankruptcy Court and served on counsel for the Reorganized Debtor.

         6.05. Settlement of Claims. Subsequent to the Effective Date, the Reorganized Debtor shall have the authority to resolve any Disputed Claim for an Allowed Claim of less than $1,000,000 without further Bankruptcy Court order and subject only to the filing of a notice of such settlement with the Bankruptcy Court. Any such settlement shall be binding upon all parties in interest in the Chapter 11 Cases.

         6.06. Setoff and Recoupment. The Reorganized Debtor may (except for those claims specifically excluded by Section 4.03(b) herein), but shall not be required to, set off or recoup against any Allowed Claim and the Distributions to be made pursuant to the Plan on account of such Claim claims of any nature that the Debtor or Reorganized Debtor may have against the holder of such Allowed Claim; provided, however, that neither the failure to effect such a setoff or recoupment nor the allowance of any Claim against the Debtor or Reorganized Debtor shall constitute a waiver or release by the Debtor or Reorganized Debtor of any claim that the Debtor or the Reorganized Debtor may possess against such holder.

                                  ARTICLE VII.

                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES

         7.01. Rejection.

         (a) Leases and Contracts to be Rejected. On the Confirmation Date, but subject to the occurrence of the Effective Date, the Debtor, pursuant to section 365 of the Bankruptcy Code, shall reject all of its Executory Contracts except those that: (i) are the subject of motions to assume or reject pending on the Confirmation Date; (ii) were assumed or rejected before the Confirmation Date;
(iii) are listed on Schedule 7.02 annexed hereto; or (iv) become the subject of a dispute over the amount or manner of cure and for which the Debtor or the Reorganized Debtor, as the case may be, makes a motion, at any time, to reject such contract or lease based upon the existence of such dispute; provided, however, that the Debtor shall not be required to assume or reject any Executory Contract with any party that is a debtor under the Bankruptcy Code unless and until such contract or lease has been assumed or rejected by such other party.

         (b) Effect of Post-Confirmation Rejection. The entry by the Bankruptcy Court after the Confirmation Date of an order authorizing the rejection of an Executory Contract shall result in such rejection being a prepetition breach under sections 365(g) and 502(g) of the Bankruptcy Code.

         (c) Deadline to File Rejection Damage Claims. Each Entity who is a party to a contract or lease rejected under the Plan must file with the Bankruptcy Court and serve on the Debtor's attorneys, not later than thirty (30) days after the Confirmation Date, a proof of Claim for damages alleged to arise from the rejection of the applicable contract or lease or be forever barred from filing a Claim, or sharing in Distributions under the Plan, related to such alleged rejection damages.

         7.02. Assumption.

         (a) Leases and Contracts to be Assumed. Annexed hereto as Schedule 7.02 is a list of the Executory Contracts deemed to be assumed by the Debtor under the Plan as of the Confirmation Date (but subject to the occurrence of the Effective Date) pursuant to section 365 of the Bankruptcy Code, and the cure amounts necessary for such assumptions.

         (b) Deadline to Object to Cure Amounts. If prior to the Confirmation Date or such other date as the Bankruptcy Court may fix, a party to such an Executory Contract listed on Schedule 7.02 hereto fails to file with the Bankruptcy Court and serve upon the attorneys for the

Debtor an objection to the applicable cure amount listed on such Schedule, then such party shall be forever barred from asserting any additional or other amounts against the Debtor respecting such cure amount.

         (c) Method of Cure. At the election of the Reorganized Debtor, any monetary defaults under each Executory Contract to be assumed under the Plan shall be satisfied pursuant to section 365(b)(1) of the Bankruptcy Code, in one of the following ways: (i) by payment of the default amount in Cash within forty-five (45) days after the Effective Date or such longer period ordered by the Bankruptcy Court; or (ii) on such other terms as may be agreed to by the parties to such Executory Contract. If a dispute occurs regarding: (A) the cure amount; (B) the ability of the Debtor to provide adequate assurance of future performance under the contract or lease to be assumed; or (C) any other matter pertaining to assumption, then the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving assumption. Notwithstanding anything herein to the contrary, the Debtor shall retain its right to reject any Executory Contract that is subject to a dispute concerning amounts necessary to cure any defaults, until thirty (30) days following entry of a Final Order establishing the cure amount.

                                 ARTICLE VIII.

                DISCHARGE, RELEASE, INDEMNIFICATION, ABANDONMENT,
                            AND SETTLEMENT OF CLAIMS

         8.01. Discharge.

         (a) Scope. Except as otherwise provided in the Plan or Confirmation Order, in accordance with section 1141(d)(1) of the Bankruptcy Code, entry of the Confirmation Order acts as a discharge, effective as of the Effective Date, of all Claims. The discharge of the Debtor shall be effective as to each Claim, regardless of whether a proof of claim therefor was filed, whether the Claim is an Allowed Claim, whether the Claim has been asserted, or whether the holder thereof votes to accept the Plan. On the Effective Date, as to every discharged Claim, any holder of such Claim shall be precluded from asserting such Claim against the Debtor or the Reorganized Debtor's assets or properties, or any other or further Claim based upon any document, instrument, act, omission, transaction or other activity of any kind or nature relating to any Claim.

         (b) Injunction. In accordance with sections 524 and 1141 of the Bankruptcy Code, the discharge provided by this section and by the Confirmation Order, inter alia, acts as an injunction against the commencement or continuation of any action, employment of process or act to collect, offset or recover the Claims discharged hereby.

         (c) Release of Securities. Except as otherwise provided below, each holder of any Claim, shall surrender to the Reorganized Debtor any note, instrument, document, certificate, subordinated note, agreement, certificated security or other item, if any, evidencing such Claim. No Distribution hereunder shall be made to or on behalf of any holder of a Claim unless and until such holder executes and delivers to the Reorganized Debtor such items described above, or demonstrates non-availability of such items to the satisfaction of the Reorganized Debtor, including requiring such holder to post a lost instrument or other indemnity bond, among other things, to hold the Reorganized Debtor or the Old Indenture Trustee, as applicable, harmless in respect of such instrument or other item described above and any Distributions made in respect thereof. The Reorganized Debtor or the Old Indenture Trustee, as applicable, may reasonably require the holder of such Claim to hold the Reorganized Debtor or the Old Indenture Trustee, as applicable, harmless up to the amount of any Distribution made in respect of such unavailable note, instrument, document, certificate, subordinated note, agreement, certificated security or other item evidencing such Claim. Any such holder that fails to execute and deliver such release of Liens or other items described above or satisfactorily explain their non-availability to the Reorganized Debtor or the Old Indenture Trustee, as applicable, within 240 days of the Effective Date shall be deemed to have no further claim against the Debtor and the Reorganized Debtor or their property in respect of such Claim and shall not participate in any Distribution hereunder, and the Distribution that would otherwise have been made to such holder shall be treated as Unclaimed Property. Notwithstanding the foregoing provisions of this paragraph (c), the Debtor or the Reorganized Debtor may waive such provisions in any case or cases if it determines that such waiver would not be adverse to the interests of the Debtor or the Reorganized Debtor, as the case may be.

         (d) Satisfaction of Claims and Interests. The treatment to be provided for respective Allowed Claims or Interests pursuant to the Plan shall be in full satisfaction, settlement, release and discharge of such respective Claims or Interests.

         (e) Consent to Use of Tax Attributes and Receipt of Benefits of Causes of Action. As of the Effective Date, all Creditors that actually receive Distributions under the Plan shall be conclusively deemed to acknowledge and agree, solely in their capacity as Creditors, that from and after the Effective
Date:

         (i) the Reorganized Debtor shall be entitled to utilize, without compensation, all losses and tax attributes of: (A) the Reorganized Debtor; (B) all entities that are members of the NEGT Consolidated Group; and (C) all entities that are disregarded as entities separate from their owners where such owners are entities described in clause
         (i)(B);

         (ii) the Reorganized Debtor shall be entitled to retain, without compensation, for distribution to Creditors entitled to Distributions as provided under the Plan, all amounts recovered or received from PG&E Corporation with respect to PG&E Corporation's use, recovery in respect of, or receipt of funds relating to losses or tax attributes of (A) the Debtor for the period during which the Debtor was a member of the PG&E Consolidated Group; (B) all entities that are members of the PG&E Consolidated Group; and (C) all entities that are disregarded as entities separate from their owners where such owners are entities described in clause (i)(B); and

         (iii) No member of the NEGT Consolidated Group shall have any liability to any Entity as a result of the utilization of tax losses or other tax attributes of any Entity by the NEGT Consolidated Group or by the PG&E Consolidated Group.

Nothing contained herein shall be deemed to waive, release or diminish the rights of the Reorganized Debtor against subsidiaries which are not Creditors with respect to tax loss attributes or payments.

         8.02. Expense Deposits. In consideration for the compromises and settlements embodied in the Plan, expense deposits made to or for the benefit of any of the Creditors listed on Schedule 4.03 hereof (such expense deposits to be Allowed Administrative Claims hereunder which to the extent previously received and retained shall be deemed paid), the Debtor, on behalf of its estate, and the Official Committees shall be deemed to waive any claim arising out of any pre-Petition Date expense deposits, made to or for the benefit of any of the Creditors listed on Schedule 4.03 hereof and such Creditors shall be entitled to retain the full amount of such expense deposits as compensation for services rendered; provided, however, that if for any reason, notwithstanding the stipulation of the parties to the contrary, the Distributions on account of the Claims arising under the Revolving Credit Agreement are not reduced by $2.45 million on account of the pre-Petition Date expense deposit made for the benefit of JP Morgan Chase as administrative agent (the "USGen Deposit"), all claims of the Debtor and its estate against any Entity on account of the USGen Deposit shall survive confirmation of the Plan.

         8.03. Release. The following release shall be valid, binding, and enforceable and shall supplement any benefits from sections 524 and 1141 of the Bankruptcy Code to the Debtor or the Reorganized Debtor and to other parties involved in the Chapter 11 Case:

                  AS OF THE CONFIRMATION DATE, BUT SUBJECT TO THE OCCURRENCE OF THE EFFECTIVE DATE: (A) THE DEBTOR, THE REORGANIZED DEBTOR, THEIR SUCCESSORS AND ASSIGNS; (B) DIRECTORS AND OFFICERS AS OF THE CONFIRMATION DATE (EACH IN THEIR CAPACITY AS SUCH); (C) FORMER DIRECTORS AND OFFICERS (EACH IN THEIR CAPACITY AS
SUCH) WHO HELD SUCH POSITIONS WITH THE DEBTOR ON OR AFTER JULY 9, 2003; AND (D) AGENTS, ATTORNEYS, ADVISORS, FINANCIAL ADVISORS, INVESTMENT BANKERS AND EMPLOYEES OF THE DEBTOR (EACH IN THEIR CAPACITY AS SUCH), SHALL NOT HAVE OR INCUR ANY LIABILITY TO ANY ENTITY FOR ANY CLAIM, OBLIGATION, RIGHT, CAUSE OF ACTION OR LIABILITY (INCLUDING, BUT NOT LIMITED TO, ANY CLAIMS ARISING OUT OF ANY ALLEGED FIDUCIARY OR OTHER DUTY OR THE AVOIDANCE OF PREFERENCES OR FRAUDULENT CONVEYANCES) WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING OR HEREAFTER ARISING, BASED IN WHOLE OR IN PART ON ANY ACT OR OMISSION, TRANSACTION OR OCCURRENCE FROM THE BEGINNING OF TIME THROUGH THE EFFECTIVE DATE IN ANY WAY RELATING TO THE DEBTOR; AND ALL CLAIMS BASED UPON OR ARISING OUT OF SUCH ACTIONS OR OMISSIONS SHALL BE FOREVER WAIVED AND RELEASED; PROVIDED, HOWEVER, THAT THIS SECTION SHALL HAVE NO EFFECT ON THE LIABILITY OF ANY ENTITY OR ENTITY THAT OTHERWISE WOULD RESULT FROM ANY ACTION OR OMISSION TO THE EXTENT THAT SUCH ACTION OR OMISSION IS DETERMINED IN A

FINAL ORDER TO HAVE CONSTITUTED WILLFUL MISCONDUCT OR GROSS NEGLIGENCE.

         THE RELEASE DESCRIBED ABOVE SHALL BE ENFORCEABLE AS A MATTER OF CONTRACT AGAINST ANY HOLDER OF A CLAIM TIMELY NOTIFIED OF THE PROVISIONS OF THE PLAN. CLAIMANTS OF THE DEBTOR SHALL BE ENJOINED FROM COMMENCING OR CONTINUING ANY ACTION, EMPLOYMENT OF PROCESS OR ACT TO COLLECT, OFFSET OR RECOVER ANY CLAIM THAT IS RELEASED AS PROVIDED HEREIN.

         8.04. Revesting and Vesting. Except as otherwise provided in the Plan, on the Effective Date all property comprising the estate of the Reorganized Debtor shall vest in the Reorganized Debtor, free and clear of all claims, Liens, charges, encumbrances and interests of creditors and equity security holders (except to the extent that such claims, Liens, charges, encumbrances and/or interests have been reinstated, or as otherwise expressly provided herein).

         8.05. Postconfirmation Operations. As of the Effective Date, the Reorganized Debtor may operate its businesses and use, acquire and settle and compromise claims or interests without supervision of the Bankruptcy Court free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and Confirmation Order. Without limiting the foregoing, the Reorganized Debtor may pay the charges it incurs for professional fees, disbursements, expenses or related support services after the Confirmation Date without any application to the Bankruptcy Court.

         8.06. Survival of Certain Indemnification Obligations. The obligations of the Debtor to indemnify individuals who serve or served after the Petition Date as the Debtor's directors, officers, agents, employees, representatives, and others, including (without limitation) professional persons retained by the Debtor, pursuant to the Debtor's certificate of incorporation, by-laws, applicable statutes and preconfirmation agreements in respect of all present and future actions, suits and proceedings against any of such officers, directors, agents, employees, representatives, and others, including (without limitation) professional persons retained by the Debtor, based upon any act or omission related to service with, for or on behalf of the Debtor on or before the Effective Date as such obligations were in effect at the time of any such act or omission, shall not be discharged or impaired by confirmation or consummation of the Plan, but shall survive unaffected by the reorganization contemplated by the Plan and shall be performed and honored by the Reorganized Debtor regardless of such confirmation, consummation, and reorganization.

         8.07. Limitation on Liability Regarding Chapter 11 Activities. THE DEBTOR, THE OFFICIAL COMMITTEES, THE INFORMAL GROUP OF HOLDERS OF THE OLD SENIOR NOTES, THE PARTIES SET FORTH ON SCHEDULE 8.07(A) AND EACH OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, MEMBERS OR AGENTS (EACH ACTING IN SUCH CAPACITY), AND ANY PROFESSIONAL PERSONS EMPLOYED BY ANY OF THEM, WILL NOT HAVE OR INCUR ANY LIABILITY TO ANY PERSON FOR ANY ACTION TAKEN OR OMITTED TO BE TAKEN IN CONNECTION WITH OR RELATED TO THE FORMULATION, PREPARATION, DISSEMINATION, IMPLEMENTATION, CONFIRMATION, OR CONSUMMATION OF THE PLAN, THE DISCLOSURE STATEMENT, ANY CONTRACT, RELEASE OR OTHER AGREEMENT OR DOCUMENT CREATED OR ENTERED INTO, OR ANY OTHER ACTION TAKEN OR OMITTED TO BE TAKEN IN CONNECTION WITH THE PLAN OR THE CHAPTER

11 CASES, AND ALL CLAIMS BASED UPON OR ARISING OUT OF SUCH ACTIONS OR OMISSIONS WILL BE FOREVER WAIVED AND RELEASED; PROVIDED, HOWEVER, THAT NOTHING HEREIN SHALL AFFECT THE LIABILITY OF ANY ENTITY THAT OTHERWISE WOULD RESULT FROM ANY ACTION OR OMISSION TO THE EXTENT THAT SUCH ACTION OR OMISSION IS DETERMINED IN A FINAL ORDER TO HAVE CONSTITUTED WILLFUL MISCONDUCT OR GROSS NEGLIGENCE.


                                   ARTICLE IX.
                  CONDITIONS TO CONFIRMATION AND EFFECTIVE DATE

         9.01. Conditions to Confirmation. Except as provided in Section 9.03 below, the following are conditions precedent to confirmation of the Plan:

         (a) The Bankruptcy Court shall have entered the Confirmation Order which shall have been submitted by the Debtor in form reasonably acceptable to each of the Official Committees.

         (b) The Litigation Trustee shall have been appointed and the Litigation Trust shall have become effective, including its initial funding pursuant to the Plan.

         (c) Each member of the affiliated group, as defined in Section 1504(a) of the IRC, of which the Reorganized Debtor will be the common parent as of the Effective Date, shall have agreed in writing to join the NEGT Consolidated Group.

         9.02. Conditions to Effective Date. Except as provided in Section 9.03 below, the Plan may not be consummated unless each of the conditions set forth below has been satisfied:

         (a) The Confirmation Order shall have been entered and not be the subject of any judicial stay.

         (b) The Debtor shall have received all authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions or documents that are determined by the Debtor to be necessary to implement the Plan.

         (c) The New Indentures shall have been qualified under the Trust Indenture Act.

         (d) Each of the New Indentures, the New Tranche A Notes, the New Tranche B Notes, the Litigation Trust Agreement and the Amended and Restated Certificate of Incorporation and By-Laws for the Reorganized Debtor shall be in form and substance reasonably satisfactory to the Official Committees.

         (e) All instruments and documents required in connection with the issuance of the Non-Cash Consideration shall have been fully executed, each in form and substance reasonably satisfactory to the Official Committees.

         (f) Not more than ninety (90) days shall have elapsed since the Confirmation Order shall have been entered.

         9.03. Waiver of Conditions to Confirmation and Effective Date.

         (a) Waiving Party. Except for the condition set forth in Section 9.01(a), each of the conditions to confirmation of the Plan or the occurrence of the Effective Date may be jointly waived in whole or in part by the Debtor and each of the Official Committees, without notice and a hearing.

         (b) Effect of Waiver or Failure to Waive. Any such waiver(s) shall not affect the Debtor's benefits under the "mootness doctrine." The failure to satisfy or waive any condition may be asserted by the Debtor, regardless of the circumstances giving rise to the failure of such

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condition to be satisfied (including, without limitation, any act, action, failure to act, or inaction by the Debtor). The failure of the Debtor to exercise any of the foregoing rights shall not be deemed a waiver of any other rights and each such right shall be deemed an ongoing right that may be asserted or waived (as set forth herein) at any time or from time to time.

         (c) Method of Waiver. To be effective, any such waiver(s) must be in writing and filed with the Bankruptcy Court.

         9.04. Effect of Nonoccurrence of the Conditions to Effective Date. If each of the conditions to the occurrence of the Effective Date has not been satisfied or duly waived on or before the first Business Day that is more than 179 days after the Confirmation Date (or by such later date as the Debtor proposes and the Bankruptcy Court approves, after notice and a hearing), upon motion by any party in interest, the Confirmation Order may be vacated by the Bankruptcy Court; provided, however, that notwithstanding the filing of such a motion, the Confirmation Order shall not be vacated if each of the conditions to the Effective Date is either satisfied or duly waived before the Bankruptcy Court enters an order granting the relief requested in such motion. If the Confirmation Order is vacated pursuant to this section, then the Plan shall be null and void in all respects, and nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims against or Liens on property of the Debtor; or (b) prejudice in any manner the rights of the Debtor, including (without limitation) the right to seek further extensions of the exclusivity periods under section 1121(d) of the Bankruptcy Code, which exclusivity periods shall be deemed to have been extended to the date twenty (20) days after the date of entry of any order vacating the Confirmation Order, subject to the rights of any party to seek to shorten the exclusivity periods after notice and hearing.

         9.05. Conditions to Closing Date.

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         (a) One or more of the Purchase Agreements to sell one or more of the material assets shall have been executed.

         (b) The Sale Order for the relevant Purchase Agreement shall have been entered by the Bankruptcy Court.

                                   ARTICLE X.

                            ADMINISTRATIVE PROVISIONS


         10.01. Retention of Jurisdiction. Notwithstanding confirmation of the Plan or occurrence of the Effective Date, the Bankruptcy Court shall retain jurisdiction for the following purposes:

         (a) Determination of the allowability of Claims against, or the administrative expenses of, the Debtor (except those Claims that are Allowed Claims pursuant to the Plan, unless such determination is made pursuant to a reconsideration or modification of the entire Plan), and the validity, extent, priority, and nonavailability of consensual and nonconsensual Liens and other encumbrances;

         (b) Determination of the Debtor's tax liability pursuant to section 505 of the Bankruptcy Code;


         (c) Approval, pursuant to section 365 of the Bankruptcy Code, of all matters related to the assumption, assumption and assignment, or rejection, of any Executory Contract of the Debtor;

         (d) Resolution of controversies and disputes regarding the enforcement or interpretation of the Plan, the Confirmation Order, or the Bankruptcy Court's orders that survive confirmation of the Plan pursuant to the Plan or other applicable law;

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         (e) Implementation of the provisions of the Plan, and entry or orders in aid of confirmation and consummation of the Plan and enforcing settlements or orders entered during the Chapter 11 Cases or as part of the Plan, including, without limitation, appropriate orders to protect the Reorganized Debtor from actions by Creditors of the Debtor and resolution of disputes and controversies regarding property of the Debtor's estate and the Reorganized Debtor;

         (f) Modification of the Plan pursuant to section 1127 of the Bankruptcy Code;

         (g) Commencement and adjudication of any causes of action that arose preconfirmation or in connection with the implementation of the Plan, including Avoidance Actions, Parent Litigation Claims, and other actions against third parties brought or to be brought by the Debtor, the Reorganized Debtor, the Litigation Trustee or other successors of the Debtor as the representative of the Debtor's estate, or a party in interest (as a representative of the Debtor's estate);

         (h) Entry of a Final Order closing the Chapter 11 Cases;

         (i) Resolution of disputes concerning Disputed Claims, Claims for disputed Distributions and recharacterization or equitable subordination of Claims;

         (j) Resolution of any disputes concerning any release under the Plan of a nondebtor or the injunction under the Plan, or in the Confirmation Order, against acts, employment of process, or actions against such nondebtor;

         (k) Resolution of any disputes concerning whether an Entity had sufficient notice of, among other things, (i) the Chapter 11 Cases; (ii) the Bar Date or the Administrative Bar Date; (iii) the hearing on the approval of the Disclosure Statement as containing adequate information; or (iv) the hearing on confirmation of the Plan for the purpose of determining whether a Claim is discharged hereunder;

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         (l) Issuance of injunctions, grant and implementation of other orders, or taking such other actions as may be necessary or appropriate to restrain interference by any Entity with consummation or enforcement of the Plan;

         (m) Resolution of controversies and disputes regarding settlement agreements, orders, injunctions, judgments, and other matters entered or approved by the Bankruptcy Court in connection with any adversary proceeding, discovery, or contested matter in the Chapter 11 Cases;

         (n) Correction of any defect, cure of any omission or reconciliation of any inconsistency in the Plan, the Confirmation Order, organizational documents of the Reorganized Debtor or any other documents relating to the Plan, as may be necessary to carry out the purposes or intent of the Plan;

         (o) Adjudication of any pending adversary proceeding, or other controversy or dispute, in the Chapter 11 Cases, which arose pre-confirmation and over which the Bankruptcy Court had jurisdiction prior to confirmation of the Plan;

         (p) Entry and implementation of such orders as may become necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

         (q) Resolution of Claims arising under section 503(b) of the Bankruptcy Code;

         (r) Resolution of controversies and disputes regarding the Sale Transactions;

         (s) Resolution of any claim concerning the liability under Treasury Regulation ss. 1.1502-6 of the IRC or comparable provisions of state and local tax laws, of any member of the NEGT Consolidated Group, for taxes of the PG&E Consolidated Group, including against non-Debtor subsidiaries that have been sold; and

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

         (t) Determination of any other matters that may arise in connection with or related to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, or other agreement or document created in connection with the Plan or Disclosure Statement.

         10.02. Plan Revocation.

         (a) Pre-Confirmation Amendments. The Debtor reserves the right to modify the Plan at any time prior to the Confirmation Date, subject to the consent (not to be unreasonably withheld) of each of the Official Committees.

         (b) Revocation of the Plan. The Debtor reserves the right to revoke or withdraw the Plan prior to the Confirmation Date.

         10.03. Successors and Assigns. The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding upon, and shall inure to the benefit of, the heir, executor, administrator, successor, or assign of such Entity.

         10.04. Severability. Should any provision in the Plan be determined to be unenforceable following the Confirmation Date, such determination shall in no way limit or affect the enforceability and operative effect of any and all other provisions of the Plan; provided that the Plan, as modified, meets the requirements of the Bankruptcy Code, including, without limitation, section 1127 of the Bankruptcy Code.

         10.05. Governing Law. Except to the extent the Bankruptcy Code, Bankruptcy Rules, or other federal laws apply, or as otherwise expressly provided in the Plan, the rights and obligations arising under the Plan shall be governed by the laws of the State of New York without giving effect to principles of conflicts of law.

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         10.06. Official Committees. As of the Final Closing Date, the duties of the Official Committees shall terminate except as to: (a) any appeal or motion for reconsideration of the Confirmation Order; and (b) objections to Fee Claims.

         10.07. Application of Bankruptcy Code Section 1146(c). The issuance, transfer, or exchange of notes or securities under this Plan, the creation of any mortgage, deed of trust, or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, shall not be subject to any stamp, real estate transfer, sales, use, mortgage recording or similar tax, and each recording or other agent of any governmental office shall record any such documents of issuance, transfer, or exchange without any further direction or order from the Bankruptcy Court.

         10.08. The Reorganized Debtor shall make adequate arrangements to satisfy (i) all of the Seller Parties' (as defined in the TransCanada Purchase Agreement) obligations under the TransCanada Purchase Agreement that constitute contingent or actual Allowed Administrative Claims and (ii) all taxes, if any, payable by the Seller Parties as a result of the transactions contemplated by the TransCanada Purchase Agreement.

         10.09. Payment of Statutory Fees. All fees payable pursuant to section 1930 of title 28, United States Code, due and payable through the Effective Date shall be paid by the Debtor or the Reorganized Debtor on or before the Effective Date and amounts due thereafter shall be paid by the Reorganized Debtor in the ordinary course. The Administrative Bar Date shall not apply to fees payable pursuant to section 1930 of title 28 of the United States Code.

         10.10. Continuation of Injunctions and Stays. Unless otherwise provided, all injunctions or stays ordered in the Chapter 11 Case, pursuant to section 105 of the Bankruptcy

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Code or otherwise, and extant on the Confirmation Date shall remain in full force and effect unless or until subsequently modified or terminated.

         10.11. Interpretation. The words "herein," "hereof," "hereto," "hereunder," and others of similar inference refer to the Plan as a whole and not to any particular section, subsection, or clause contained in the Plan unless otherwise specified herein. Except for the rule contained in section 102(5) of the Bankruptcy Code, the rules of construction contained in section 102 of the Bankruptcy Code shall apply to the Plan. The headings in the Plan are only for convenience of reference and shall not limit or otherwise affect the provisions of the Plan. A term used herein or elsewhere in the Plan that is not defined herein shall have the meaning ascribed to that term, if any, in the Bankruptcy Code or Bankruptcy Rules. To the extent there is an inconsistency between any of the provisions of the Plan and any of the provisions in any of documents that are executed and delivered in connection with the Effective Date, and in a form reasonably acceptable to the Official Committees, including but not limited to the New Indentures and the Litigation Trust Agreement, the provisions of such documents shall govern.


                                       Submitted by:

Dated:  April 28, 2004                 NATIONAL ENERGY & GAS TRANSMISSION, INC.



                                       By:
                                           -------------------------------------
                                           Vice President and General Counsel



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